Exhibit 34.2

Report of Independent Registered Public Accounting Firm

To Torchlight Loan Services, LLC

We have examined management of Torchlight Loan Services, LLC (“Torchlight”)’s assertion that Torchlight complied with the servicing criteria applicable to it under paragraph (d) of Item 1122 of the Securities and Exchange Commission’s Regulation AB for the special servicing platform (“Platform”) for commercial mortgage-backed securities transaction that were issued on or after December 1, 2002 for which Torchlight acted as the special servicer included in the accompanying Management’s Certification Regarding Compliance with Applicable Servicing Criteria on SEC Regulation AB as of and for the year ended December 31, 2018. Torchlight’s management is responsible for its assertion. Our responsibility is to express an opinion on management’s assertion based on our examination.

Management has determined that the criteria set forth in Sections 1122 (d)(1)(iii), (d)(3)(i)(C), (d)(3)(i)(D), (d)(3)(ii), (d)(3)(iii), (d)(3)(iv), (d)(4)(iv), (d)(4)(v), (d)(4)(ix), (d)(4)(x), (d)(4)(xi), (d)(4)(xii), (d)(4)(xiii), (d)(4)(xiv), and (d)(4)(xv) are not applicable to the activities performed by Torchlight, as a special servicer, with respect to the Company’s Platform. The commercial mortgage-backed securities transactions covered by this Platform are those specified in Appendix B in the accompanying Management’s Certification Regarding Compliance with Applicable Servicing Criteria on SEC Regulation AB.

Our examination was conducted in accordance with attestation standards established by the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the examination to obtain reasonable assurance about whether management’s assertion is fairly stated, in all material respects. An examination involves performing procedures to obtain evidence about management’s assertion. The nature, timing, and extent of the procedures selected depend on our judgment, including an assessment of the risks of material misstatement of management’s assertion, whether due to fraud or error. We believe that the evidence we obtained is sufficient and appropriate to provide a reasonable basis for our opinion.

Our examination does not provide a legal determination on Torchlight’s compliance with the specified requirements.

In our opinion, management’s assertion that Torchlight complied with the servicing criteria applicable to it under paragraph (d) of Item 1122 of Regulation AB included in the accompanying Management’s Certification Regarding Compliance with Applicable Servicing Criteria on SEC Regulation AB is fairly stated, in all material respects.

/s/ CohnReznick LLP

Bethesda, Maryland
February 25, 2019